Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	LHA
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Appoints Alan W. Dunton, M.D. Non-Executive Chairman of the Board

TARRYTOWN, N.Y. (January 5, 2012) – EpiCept Corporation (Nasdaq OMX Stockholm Exchange and OTCQX: EPCT) today announced that Alan W. Dunton, M.D., has been appointed to the Company’s Board of Directors and named Non-Executive Chairman, effective immediately. Dr. Dunton replaces Bob Savage in this role, who remains on the Board as a Director. With the addition of Dr. Dunton, EpiCept’s Board has seven Directors.

Dr. Dunton is the Founder of Danerius, LLC, a consulting company that advises pharmaceutical and biotechnology companies on issues related to drug development, licensing and regulatory matters. He is currently a Director at Targacept, Inc., Palatin Technologies and Oragenics, Inc. From 2007 to 2009 Dr. Dunton served as President and CEO of Panacos Pharmaceuticals Inc., a NASDAQ-listed biotechnology company. At Panacos he guided an HIV product into late-stage clinical development and its subsequent sale.

From 2003 to 2005 Dr. Dunton was President, CEO and a Director of Metaphore Pharmaceuticals, Inc., and served as Chairman of ActivBiotics, Inc. in 2006 after the two companies merged. In 2002 he was President and COO of Emisphere Technologies, Inc. From 1994 to 2002 Dr. Dunton was a senior executive in various capacities within the Pharmaceuticals Group of Johnson & Johnson, including President of The Janssen Research Foundation where he was responsible for the development and regulatory activities for such blockbuster drugs as Levaquin®, Topamax® and Risperdal® line extensions. Earlier in his career he held clinical research and clinical pharmacology positions at Syntex Corporation, Ciba-Geigy Corporation, Hoffmann La Roche Inc. and Revlon Health Care Group.

“Dr. Dunton is a seasoned pharmaceutical executive with extensive Board-level experience, and we are delighted that he has joined EpiCept as Non-Executive Chairman,” said Jack Talley, EpiCept’s President and CEO. “Given the recent success with the FDA regarding the future of AmiKet in neuropathic pain, the Board believes that his business leadership and deep experience in clinical development and regulatory issues makes him highly qualified to lead the Board in its oversight and governance as EpiCept seeks to create the greatest possible shareholder value leveraging its product portfolio.”

Dr. Dunton received his M.D. degree from New York University School of Medicine, completed his residency in internal medicine at NYU Medical Center and was a fellow in clinical pharmacology at Cornell University Medical College/New York Hospital. His teaching appointments include Stanford University School of Medicine, Newark Beth Israel Medical Center and NYU Medical Center.

About EpiCept Corporation
EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies. The Company’s lead oncology product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements
This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for AmiKet™ or crolibulinTM will not be successful, the risk that AmiKet™ or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; the risk that our securities may be delisted from Nasdaq; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

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